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                                                                  Exhibit (a)(8)

To:            Eligible Employees of Brio Software, Inc.
From:          Craig Brennan, President and CEO
Subject:       Update Regarding Option Exchange Program
Date:          November 15, 2001


TO EMPLOYEES HOLDING OPTIONS TO PURCHASE COMMON STOCK OF BRIO SOFTWARE, INC. GRANTED ON OR AFTER AUGUST 3, 2000:

     Since we commenced the option exchange program on November 5, 2001, we have filed our Report on Form 10-Q for the quarter ending September 30, 2001. In order to provide you with the most current information, please find attached the Report on Form 10-Q as filed yesterday, November 14, 2001, with the Securities and Exchange Commission.

     In addition, we would like to correct one sentence in the Offer to Exchange document we emailed to you on November 5, 2001. In Section 6 of the Offer to Exchange, the last sentence in the first paragraph on page 12 should be replaced in entirety to read: "The new options will have a grant date on or prior to December 10, 2001, assuming an expiration date for this offer on December 5, 2001."

     A paper copy of this e-mail and the attachment will be provided to you without charge upon request to Haleh Carrillo, Brio Software, 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417, fax (408) 496-7690, e-mail stockadmin@brio.com.
                 -------------------

     If you have any questions about this update, please contact Haleh Carrillo at the coordinates listed above.

                                                      Sincerely,

                                                      Brio Software, Inc.

                                                      Craig Brennan
                                                      President and CEO